Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Oak Street Health, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 28, 2022, with respect to the consolidated financial statements of Oak Street Health, Inc. and the effectiveness of internal control over financial reporting of Oak Street Health, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 16, 2022